Prestige Brands Holdings, Inc. Reports Fiscal 2019 First Quarter Results; Announces Name Change to Prestige Consumer Healthcare, Inc.

•	Revenue was $254.0 Million in Q1 Fiscal 2019, In-Line with Previously Announced Expectation

•	GAAP EPS Increased 3% to $0.65; Adjusted EPS Increased 3% to $0.68

•	Cash Flow From Operations Increased to $55.9 Million in Q1; Adjusted Free Cash Flow of $53.6 Million

•	FY’19 Outlook Updated to Reflect Divestiture of the Household Cleaning Segment

•	Company Announces Name Change to Prestige Consumer Healthcare, Inc.

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)--August 2, 2018-- Prestige Brands Holdings, Inc. (NYSE:PBH) today reported financial results for its first quarter ended June 30, 2018. In addition, the Company announced its planned name change to Prestige Consumer Healthcare, Inc. to reflect its expanding consumer healthcare business and the evolution of its portfolio. The Company will continue to trade under the ticker symbol “PBH”.

“Our first quarter performance delivered a solid start to the year, with both financial and operating metrics aligned with our expectations. We are also pleased with the recent divestiture of our Household Cleaning segment, which enables our Company to focus entirely on our strong consumer healthcare brands that are well positioned for long-term success,” said Ron Lombardi, Chief Executive Officer of Prestige Brands.

First Fiscal Quarter Ended June 30, 2018
Reported revenues in the first quarter of fiscal 2019 decreased 1.0% to $254.0 million, compared to $256.6 million in the first quarter of fiscal 2018. Revenues for the quarter were driven by continued strong consumption levels across the Company’s core brands, but were offset by the previously announced change in accounting policies around revenue recognition and the timing of related expenses as well as timing related to the launch of new packaging for the Company’s BC and Goody’s brands.

Reported gross profit margin in the first quarter fiscal 2019 was 55.4%, compared to 55.9% for the first quarter of fiscal 2018. Sequentially, gross margin improved from 55.2% reported in fourth quarter fiscal 2018 as the Company continues to make progress in its freight and warehousing initiatives.

Reported net income for the first quarter of fiscal 2019 totaled $34.5 million versus the prior year comparable quarter’s net income of $33.8 million. Diluted earnings per share were $0.65 for the first quarter of fiscal 2019 compared to $0.63 diluted earnings per share in the prior year comparable period. Non-GAAP adjusted net income for the first quarter of fiscal 2019 was $35.8 million, an increase of 1.0% over the prior year period’s adjusted net income of $35.5 million. Non-GAAP adjusted earnings per share were $0.68 per share for the first quarter of fiscal 2019 compared to $0.66 per share in the prior year comparable period.

Adjustments to net income in the first quarter of fiscal 2019 and fiscal 2018 include integration, transition, purchase accounting, legal and various other costs associated with acquisitions and divestitures, and the related income tax effects of the adjustments.

Free Cash Flow and Balance Sheet
The Company's net cash provided by operating activities for the first fiscal quarter of 2019 increased to $55.9 million from $54.1 million during the same period a year earlier. Non-GAAP adjusted free cash flow for the first fiscal quarter of 2019 was $53.6 million, compared to $56.5 million in the prior year comparable quarter.

In the first quarter fiscal 2019, the Company completed its previously announced share repurchase authorization, repurchasing approximately 1.4 million shares at a total investment of $50.0 million. The Company's net debt position as of June 30, 2018 was approximately $2.0 billion, effectively flat versus the prior quarter as first quarter 2019 cash generation went towards the share repurchase. At June 30, 2018 the Company's covenant-defined leverage ratio was approximately 5.4x.

Segment Review
North American OTC Healthcare: Segment revenues totaled $214.8 million for the first quarter of fiscal 2019, compared to the prior year comparable quarter's revenues of $215.8 million. The first quarter fiscal 2019 result was favorably impacted by increased consumption among the majority of core OTC brands, but offset by the impact of a change in accounting policies surrounding revenue recognition and variability around the timing of BC and Goody’s brands shipments due to the launch of new packaging.

International OTC Healthcare: Segment fiscal first quarter 2019 revenues totaled $19.4 million versus $20.9 million reported in the prior year comparable period. The change compared to the prior year was largely due to timing differences in distributor orders and shipments.

Household Cleaning: Segment revenues totaled $19.8 million for the first quarter of fiscal 2019 compared with first quarter fiscal 2018 revenues of $19.9 million, a decrease of 0.2%. As previously announced, the Company closed the sale of its Household Cleaning segment for $69.0 million on July 2, 2018. The company used net proceeds of approximately $50 million from the divestiture to pay down debt.

Commentary and Outlook for Fiscal 2019
Ron Lombardi, CEO, stated, “We are pleased with our start to fiscal 2019, including continued improvement against freight and warehousing costs experienced in second half fiscal 2018, continued strong cash generation and a strong revenue performance despite unique near-term timing factors like the launch of BC & Goody’s restaged packaging. We remain confident in our business performance as well as consumption trends and are well positioned for the remainder of the year.”

“Our updated fiscal 2019 outlook reflects the divestiture of Household Cleaning but we are otherwise affirming our prior expectations for revenues, profitability and cash flow. Our recent Household Cleaning divestiture is consistent with our strategic evolution and value creation for shareholders. Following the divestiture, we are an entirely consumer healthcare-focused company. Our consumer healthcare platform includes a strong and diverse portfolio of brands well positioned for continued long-term growth. We remain acutely focused on execution of our three-pillar strategy of brand-building, maintaining a strong financial profile, and capital allocation alternatives. We look forward to continuing to use this approach to drive shareholder value over time and continue to grow our consumer healthcare platform,” he concluded.

Fiscal 2019 Full-Year Outlook
Revenue	$985 to $995 million
Organic Growth Percentage*	0.5% to 1.5%
Adjusted E.P.S.*	$2.84 to $2.92
Adjusted Free Cash Flow*	$205 million or more

Corporate Name Change
Ron Lombardi, Chief Executive Officer, stated “The corporate name change is a reflection of the strategic evolution the Company has made over the past decade to grow and focus the portfolio on consumer healthcare products. The new name, Prestige Consumer Healthcare, more accurately reflects our business model and long-term strategic plan to be the market leader in many areas of consumer healthcare. We are now fully concentrating our brand-building efforts around our leading consumer health brands to support long-term organic growth.”

Fiscal Q1 Conference Call, Accompanying Slide Presentation and Replay
The Company will host a conference call to review its first quarter results today, August 2, 2018 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 within North America and 574-990-1016 outside of North America. The conference ID number is 2880628. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 2880628.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's expectations regarding future operating results including revenues, earnings per share and free cash flow, the Company’s ability to win market share and increase consumption, the Company's ability to improve freight and warehousing costs, and the Company’s ability to position itself for long-term success and growth. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, general economic and business conditions, fluctuating foreign exchange rates, consumer trends, competitive pressures, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to reduce costs. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2018 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter healthcare products throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® sore throat treatments, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, The Doctor's® NightGuard® dental protector, Efferdent® denture care products, Luden's® throat drops, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigebrands.com.

* See the “About Non-GAAP Financial Measures” section of this report for further presentation information.

Prestige Brands Holdings, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2018	2017
Revenues
Net sales	$253,954	$256,487
Other revenues	26	86
Total revenues	253,980	256,573

Cost of Sales
Cost of sales excluding depreciation	112,069	111,757
Cost of sales depreciation	1,288	1,340
Cost of sales	113,357	113,097
Gross profit	140,623	143,476

Operating Expenses
Advertising and promotion	37,111	36,944
General and administrative	23,941	20,410
Depreciation and amortization	7,084	7,167
Total operating expenses	68,136	64,521
Operating income	72,487	78,955

Other (income) expense
Interest income	(100)	(69)
Interest expense	26,040	26,410
Other expense (income), net	87	(74)
Total other expense	26,027	26,267
Income before income taxes	46,460	52,688
Provision for income taxes	11,994	18,929
Net income	$34,466	$33,759

Earnings per share:
Basic	$0.65	$0.64
Diluted	$0.65	$0.63

Weighted average shares outstanding:
Basic	52,640	53,038
Diluted	52,942	53,509

Comprehensive income, net of tax:
Currency translation adjustments	(2,974)	1,119
Unrecognized net gain on pension plans	—	1
Total other comprehensive (loss) income	(2,974)	1,120
Comprehensive income	$31,492	$34,879

Prestige Brands Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 30, 2018	March 31, 2018

Assets
Current assets
Cash and cash equivalents	$34,269	$32,548
Accounts receivable, net of allowance of $13,524 and $12,734, respectively	150,390	140,881
Inventories	118,957	118,547
Deferred income tax assets	—	26
Prepaid expenses and other current assets	10,862	11,475
Total current assets	314,478	303,477

Property, plant and equipment, net	52,453	52,552
Goodwill	612,966	620,098
Intangible assets, net	2,722,542	2,780,916
Other long-term assets	3,415	3,569
Assets held for sale	62,866	—
Total Assets	$3,768,720	$3,760,612

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$78,405	$61,390
Accrued interest payable	13,844	9,708
Other accrued liabilities	50,011	52,101
Total current liabilities	142,260	123,199

Long-term debt, net	1,993,803	1,992,952
Deferred income tax liabilities	447,855	442,518
Other long-term liabilities	23,079	23,333
Total Liabilities	2,606,997	2,582,002

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 53,603 shares at June 30, 2018 and 53,396 shares at March 31, 2018	536	534
Additional paid-in capital	471,318	468,783
Treasury stock, at cost - 1,871 shares at June 30, 2018 and 353 shares at March 31, 2018	(59,928)	(7,669)
Accumulated other comprehensive loss, net of tax	(22,289)	(19,315)
Retained earnings	772,086	736,277
Total Stockholders' Equity	1,161,723	1,178,610
Total Liabilities and Stockholders' Equity	$3,768,720	$3,760,612

Prestige Brands Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
(In thousands)	2018	2017
Operating Activities
Net income	$34,466	$33,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,372	8,507
Loss on disposal of property and equipment	1	490
Deferred income taxes	6,755	9,225
Amortization of debt origination costs	920	1,746
Excess tax benefits from share-based awards	—	302
Stock-based compensation costs	1,657	1,713
Changes in operating assets and liabilities:
Accounts receivable	(4,357)	1,543
Inventories	(9,303)	(2,899)
Prepaid expenses and other current assets	623	9,604
Accounts payable	16,479	(8,024)
Accrued liabilities	347	(1,558)
Other	(108)	(287)
Net cash provided by operating activities	55,852	54,121

Investing Activities
Purchases of property, plant and equipment	(2,469)	(2,554)
Acquisition of Fleet escrow receipt	—	970
Net cash used in investing activities	(2,469)	(1,584)

Financing Activities
Term loan repayments	—	(50,000)
Borrowings under revolving credit agreement	20,000	—
Repayments under revolving credit agreement	(20,000)	—
Proceeds from exercise of stock options	880	433
Fair value of shares surrendered as payment of tax withholding	(2,281)	(1,027)
Repurchase of common stock	(49,978)	—
Net cash used in financing activities	(51,379)	(50,594)

Effects of exchange rate changes on cash and cash equivalents	(283)	337
Increase in cash and cash equivalents	1,721	2,280
Cash and cash equivalents - beginning of period	32,548	41,855
Cash and cash equivalents - end of period	$34,269	$44,135

Interest paid	$20,907	$24,298
Income taxes paid	$334	$2,230

Prestige Brands Holdings, Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended June 30, 2018
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$214,775	$19,394	$19,811	$253,980
Cost of sales	89,153	7,616	16,588	113,357
Gross profit	125,622	11,778	3,223	140,623
Advertising and promotion	33,258	3,423	430	37,111
Contribution margin	$92,364	$8,355	$2,793	103,512
Other operating expenses				31,025
Operating income				72,487
Other expense				26,027
Income before income taxes				46,460
Provision for income taxes				11,994
Net income				$34,466
*Intersegment revenues of $2.7 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended June 30, 2017
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$215,815	$20,898	$19,860	$256,573
Cost of sales	86,501	9,950	16,646	113,097
Gross profit	129,314	10,948	3,214	143,476
Advertising and promotion	32,808	3,690	446	36,944
Contribution margin	$96,506	$7,258	$2,768	106,532
Other operating expenses				27,577
Operating income				78,955
Other expense				26,267
Income before income taxes				52,688
Provision for income taxes				18,929
Net income				$33,759
* Intersegment revenues of $1.4 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
We have pursued various strategic initiatives and completed a number of acquisitions in recent years that have resulted in revenues that would not have otherwise been recognized. The frequency and the amount of such revenues vary significantly based on the size, timing and complexity of the transaction. In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Growth Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted Advertising and Promotion Expense, Non-GAAP Adjusted Advertising and Promotion Expense Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:

•	Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with assets held for sale in the periods presented.

•	Non-GAAP Organic Revenue Growth Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.

•	Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus certain integration, transition, acquisition and assets held for sale-related costs.

•	Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.

•	Non-GAAP Adjusted Advertising and Promotion Expense: GAAP Advertising and Promotion expenses minus certain integration, transition, and acquisition-related costs.

•	Non-GAAP Adjusted Advertising and Promotion Expense Percentage: Calculated as Non-GAAP Adjusted Advertising and Promotion expense divided by GAAP Total Revenues.

•	Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus certain integration, transition, acquisition and assets held for sale-related costs.

•	Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.

•	Non-GAAP EBITDA: GAAP Net Income (Loss) less interest expense (income), income taxes provision (benefit), and depreciation and amortization.

•	Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.

•	Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less certain integration, transition, acquisition and assets held for sale-related costs.

•	Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.

•
Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before certain integration, transition, acquisition and assets held for sale-related costs, applicable tax impact associated with these items and normalized tax rate adjustment.

•	Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.

•	Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.

•	Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for integration, transition, and other costs associated with acquisitions and assets held for sale.

•	Net Debt: Calculated as total principal amount of debt outstanding ($2,013,000 at June 30, 2018) less cash and cash equivalents ($34,269 at June 30, 2018). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended June 30,
	2018	2017
(In thousands)
GAAP Total Revenues	$253,980	$256,573

GAAP Gross Profit	$140,623	$143,476
GAAP Gross Profit as a Percentage of GAAP Total Revenue	55.4%	55.9%
Adjustments:
Integration, transition and other costs associated with assets held for sale and acquisitions (1)	170	2,576
Total adjustments	170	2,576
Non-GAAP Adjusted Gross Margin	$140,793	$146,052
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	55.4%	56.9%
(1) Items related to assets held for sale and acquisitions represent costs related to divesting of assets held for sale and integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs.

Reconciliation of GAAP Advertising and Promotion Expense and related GAAP Advertising and Promotion Expense percentage to Non-GAAP Adjusted Advertising and Promotion Expense and related Non-GAAP Adjusted Advertising and Promotion Expense percentage:

	Three Months Ended June 30,
	2018	2017
(In thousands)
GAAP Advertising and Promotion Expense	$37,111	$36,944
GAAP Advertising and Promotion Expense as a Percentage of GAAP Total Revenue	14.6%	14.4%
Adjustments:
Integration, transition and other costs associated with acquisitions(1)	—	39
Total adjustments	—	39
Non-GAAP Adjusted Advertising and Promotion Expense	$37,111	$36,905
Non-GAAP Adjusted Advertising and Promotion Expense as a Percentage of GAAP Total Revenues	14.6%	14.4%
(1) Acquisition related items represent costs related to integrating the advertising agencies of the recently acquired businesses.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended June 30,
	2018	2017
(In thousands)
GAAP General and Administrative Expense(1)	$23,941	$20,410
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	9.4%	8.0%

Adjustments:
Integration, transition and other costs associated with assets held for sale and acquisitions (2)	1,422	584
Total adjustments	1,422	584
Non-GAAP Adjusted General and Administrative Expense	$22,519	$19,826
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	8.9%	7.7%
(1) Certain immaterial amounts have been reclassified out of general and administrative expense into other expense for 2017.
(2) Items related to assets held for sale and acquisitions represent costs related to divesting of assets held for sale and integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended June 30,
	2018	2017
(In thousands)
GAAP Net Income	$34,466	$33,759
Interest expense, net	25,940	26,341
Provision for income taxes	11,994	18,929
Depreciation and amortization	8,372	8,507
Non-GAAP EBITDA	80,772	87,536
Non-GAAP EBITDA Margin	31.8%	34.1%
Adjustments:
Integration, transition and other costs associated with assets held for sale and acquisitions in Cost of Goods Sold (1)	170	2,576
Integration, transition and other costs associated with acquisitions in Advertising and Promotion Expense(1)	—	39
Integration, transition and other costs associated with assets held for sale and acquisitions in General and Administrative Expense (1)	1,422	584
Total adjustments	1,592	3,199
Non-GAAP Adjusted EBITDA	$82,364	$90,735
Non-GAAP Adjusted EBITDA Margin	32.4%	35.4%
(1) Items related to assets held for sale and acquisitions represent costs related to divesting of assets held for sale and integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Earnings Per Share:

	Three Months Ended June 30,
	2018	2018 Adjusted EPS	2017	2017 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income	$34,466	$0.65	$33,759	$0.63
Adjustments:
Integration, transition and other costs associated with assets held for sale and acquisitions in Cost of Goods Sold (1)	170	—	2,576	0.05
Integration, transition and other costs associated with acquisitions in Advertising and Promotion Expense(1)	—	—	39	—
Integration, transition and other costs associated with assets held for sale and acquisitions in General and Administrative Expense (1)	1,422	0.03	584	0.01
Tax impact of adjustments (2)	(404)	—	(1,167)	(0.02)
Normalized tax rate adjustment (3)	193	—	(302)	(0.01)
Total adjustments	1,381	0.03	1,730	0.03
Non-GAAP Adjusted Net Income and Adjusted EPS	$35,847	$0.68	$35,489	$0.66
(1) Items related to assets held for sale and acquisitions represent costs related to divesting of assets held for sale and integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.
(2) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(3) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended June 30,
	2018	2017
(In thousands)
GAAP Net Income	$34,466	$33,759
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	17,705	21,983
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	3,681	(1,621)
Total adjustments	21,386	20,362
GAAP Net cash provided by operating activities	55,852	54,121
Purchases of property and equipment	(2,469)	(2,554)
Non-GAAP Free Cash Flow	53,383	51,567
Integration, transition and other payments associated with assets held for sale and acquisitions (1)	189	4,948
Non-GAAP Adjusted Free Cash Flow	$53,572	$56,515
(1) Items related to assets held for sale and acquisitions represent costs related to divesting of assets held for sale and integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.

Outlook for Fiscal Year 2019:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

	2019 Projected EPS
	Low	High
Projected FY'19 GAAP EPS	$2.80	$2.88
Adjustments:
Sale of Household Cleaning business (1)	0.02	0.02
Tax adjustment	0.02	0.02
Total Adjustments	0.04	0.04
Projected Non-GAAP Adjusted EPS	$2.84	$2.92
(1) Represents costs related to the sale of our Household Cleaning business including (but not limited to) costs to exit or convert contractual obligations, severance, consulting costs and certain costs related to the consummation of the divestiture process such as legal and other divestiture related professional fees, net of taxes, partly offset by the gain on sale of our Household Cleaning business.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

2019 Projected Free Cash Flow
(In millions)
Projected FY'19 GAAP Net cash provided by operating activities	$202
Additions to property and equipment for cash	(13)
Projected Non-GAAP Free Cash Flow	189
Payments associated with divestitures(1)	16
Projected Non-GAAP Adjusted Free Cash Flow	$205
(1) Divestiture related items represent costs related to divesting of businesses sold including (but not limited to) taxes, costs to exit or convert contractual obligations, severance, consulting costs and certain costs related to the consummation of the divestiture process such as legal and other divestiture related professional fees.